ANNUAL CERTIFICATE OF COMPLIANCE

OF

SCP SERVICING, LLC

BMO 2023-C7 Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2023-C7

I, Sarah Suther, the Chief Servicing Officer of SCP Servicing, LLC, a Delaware limited liability company, as Subservicer (hereinafter the “ Subservicer”), under that certain Subservicing Agreement BMO 2023-C7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2023-C7 dated as of December 1, 2023, by and between Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and Subservicer(the “Subservicing Agreement”), certify pursuant to Section 3.05(a) of the Subservicing Agreement to the Certificate Administrator, and the Depositor (as those terms are defined in the PSA (as defined in the Subservicing Agreement)) all of the following as of March 3, 2026:

(a)      that a review of the activities of the Subservicer during the period from 1/1/2025 to 1/1/2025 to 9/30/2025 (the “Reporting Period”) and of its performance under the Subservicing Agreement has been made under my supervision; and

(b)      that, to the best of my knowledge, based on such review, the Subservicer has fulfilled all of its obligations under the Subservicing Agreement in all material respects during the Reporting Period.

IN WITNESS WHEREOF, this Certificate has been executed and is effective as of March 3, 2026.

SUBSERVICER :

SCP Servicing, LLC,

a Delaware limited liability company

By: /s/ Sarah Suther

Name: Sarah Suther

Title: Chief Servicing Officer